          NEWS RELEASE
1801 E. St. Andrew Place, Santa Ana, CA  92705                                                                          FOR IMMEDIATE RELEASE
(714) 466-1100 Fax (714) 466-5800                                                                                     Company Contact:                           Kevin Michaels
                                                              (714) 466-1608

POWERWAVE TECHNOLOGIES ANNOUNCES OFFERING OF $100 MILLION OF SENIOR SUBORDINATED CONVERTIBLE NOTES

•	Issues new $100 million of 2.75% convertible senior subordinated notes due July 2041
•	Retires $42.6 million of 1.875% convertible notes due November 2011
•	Repurchases 11.2 million shares of common stock for $25 million

SANTA ANA, Calif., July 20, 2011 – Powerwave Technologies, Inc. (Nasdaq: PWAV)
today announced that it has entered into a purchase agreement pursuant to which it will issue an aggregate of $100 million of 2.75%  Convertible Senior Subordinated Notes due 2041 (the “New Notes”)  in a private placement for resale to qualified institutional buyers meeting the criteria contained in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).   Powerwave has agreed to repurchase $42.6 million in aggregate principal amount of its outstanding 1.875% Convertible Subordinated Notes due 2024 (the “1.875% Notes”), leaving approximately $15.3 million in principal amount of its 1.875% Notes outstanding.

Powerwave is also using approximately $25 million of the net proceeds from the offering to repurchase an aggregate of 11.2 million shares of its common stock.  Powerwave expects to use the remaining net proceeds from the offering to repurchase or pay down additional indebtedness, and for general corporate and working capital purposes.

Description of New Notes

The New Notes will accrue interest at an annual rate of 2.75% payable semi-annually.  The New Notes will be convertible into common stock of Powerwave at an initial conversion price of approximately $3.12 per share, subject to adjustment in certain circumstances.  The New Notes will accrete principal at a rate of 5.00% per year compounded semi-annually.  Accreted principal will not accrue interest, will not be eligible for conversion into common stock and will only be payable to holders of the New Notes upon reaching the mandatory repurchase date if the New Notes are not converted prior to such date.  The New Notes will mature on July 15, 2041, unless otherwise redeemed, repurchased or converted in accordance with the terms of the indenture governing the notes.

Powerwave may elect to mandatorily convert all or a portion of the New Notes on or prior to July 15, 2015 if the closing price of Powerwave’s common stock equals or exceeds 130% of the then applicable conversion price for at least 20 trading days within a 30 consecutive trading day period.

Holders of the New Notes may convert some or all of their notes into shares of Powerwave common stock at any time prior to the maturity date at an initial conversion rate of approximately 320.3075 shares of common stock per $1,000 of notes.  Holders may also require Powerwave to repurchase all or a portion of their notes on July 15, 2018, July 15, 2025 and July 15, 2032 for a repurchase price equal to 100% of the accreted principal amount of the New Notes, plus accrued and unpaid interest on the outstanding original principal amount of the New Notes.

The transaction is expected to close on July 26, 2011.  The closing is subject to customary closing conditions.

No Solicitation; Unregistered Securities

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. Neither the New Notes nor the shares of common stock underlying the notes have been registered under the Securities Act or any applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Forward Looking Statements

The foregoing statements regarding Powerwave’s private placement of convertible notes and the use of proceeds therefrom are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Reform Act of 1995.  The forward-looking statements contained in this press release are based on information available to Powerwave as of the date of this press release and management’s views and assumptions regarding future events as of the date of this press release and are subject to risks and uncertainties which could cause the outcome of future events to differ materially from those assumed or intended.  Such potential risks and uncertainties include, but are not limited to, risks associated with the completion of the private placement, including the failure to satisfy conditions to the closing of the purchase agreement.  Additional risks and uncertainties include those described in Powerwave’s Form 10-K for the fiscal year ended January 2, 2011, and its Form 10-Q for the quarterly period ended April 3, 2011, both of which were filed with the Securities and Exchange Commission (the “SEC”), and other risks and uncertainties detailed from time to time in Powerwave’s other reports filed with the SEC.  Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that Powerwave faces.  Powerwave expressly disclaims any intent or obligation to update any forward looking statements, whether as a result of new information, future events or otherwise, after the date of this press release to conform such statements to actual results or to changes in our opinions or expectations except as required by applicable law or the rules of the NASDAQ Stock Market.

About Powerwave Technologies

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks.  Powerwave designs, manufactures and markets a comprehensive suite of wireless solutions, including antennas, base station products and advanced coverage solutions, utilized in all major wireless network protocols and frequencies, including Next Generation Networks in 4G technology, such as LTE and WiMAX.  Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705.  For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE  (797-9283) or visit our web site at www.powerwave.com.  Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.
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